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                                                                      Exhibit 11

                          [LETTERHEAD OF DECHERT LLP]

                                 Form of Opinion

____________, 2003

The Munder Framlington Funds Trust
480 Pierce Street
Birmingham, Michigan 48009

Ladies and Gentlemen:

This opinion is given in connection with the filing by The Munder Framlington Funds Trust, a Massachusetts business trust ("Trust"), of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of shares of beneficial interest, at a par value of $0.001 per share, of the Munder Healthcare Fund, a separate series of the Trust ("Healthcare Fund"), in connection with the acquisition by the Healthcare Fund of all of the assets and the assumption by the Healthcare Fund of all of the liabilities of the Munder Bio(Tech)2 Fund, a separate series of The Munder Funds, Inc., in exchange for shares of the Healthcare Fund ("Reorganization"). The authorized shares of beneficial interest of the Healthcare Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Declaration of Trust; the Trust's Amended and Restated By-Laws; the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; pertinent provisions of the laws of the Commonwealth of Massachusetts; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                                     Very truly yours,